Exhibit 10.1
PIKE ELECTRIC CORPORATION
Restricted Stock Unit Award Agreement
for 2008 Omnibus Incentive Compensation Plan
THIS RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Award Agreement”) is entered into as of [Date] by and between Pike Electric Corporation, a Delaware corporation (the “Company”), and [Director] (the “Recipient”) pursuant to the Pike Electric Corporation 2008 Omnibus Incentive Compensation Plan, as amended (the “Plan”).
Statement of Purpose
Recipient has a relationship with the Company as an independent director thereof (the “Relationship”). This Award Agreement sets forth the terms and conditions of an award of restricted stock units (“RSUs”) representing an unfunded and unsecured promise of the Company to deliver shares of the Company’s Common Stock, $0.001 par value, (“Shares”) that are subject to certain restrictions on transfer and risks of forfeiture and other terms and conditions specified herein.
NOW, THEREFORE, in consideration of the foregoing and the covenants hereinafter set forth, the Company and Recipient agree as follows:
SECTION 1. Grant of RSUs. The Company hereby grants to Recipient [Number] RSUs, subject to the terms and conditions stated in this Award Agreement and the Plan which are incorporated into this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. Unless otherwise stated herein, in the event of any conflict between the terms of this Award Agreement and the terms of any other agreement between Recipient and the Company or an Affiliate, the terms of such agreement will govern.
SECTION 2. Definitions. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Plan. The following terms have the meanings set forth below:
“Business Day” means a day on which the New York Stock Exchange is open.
“Disability” shall mean the inability of Recipient, due to the condition of Recipient’s physical, mental or emotional health, effectively to perform Recipient’s duties with the Company consistent with Recipient’s Relationship with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by a physician retained by the Company (and Recipient hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records).
“Vesting Date” means the date on which Recipient’s rights with respect to all or a portion of the RSUs subject to this Award Agreement may become fully vested, and the restrictions set forth in this Award Agreement may lapse, as provided in Section 3 of this Award Agreement.

SECTION 3. Vesting. On the Vesting Date set forth below, Recipient’s rights with respect to the number of RSUs that corresponds to such Vesting Date, as specified in the chart below, shall become vested and the restrictions set forth in this Award Agreement with respect thereto shall lapse, provided that Recipient must continue to have its Relationship with the Company or an Affiliate on the Vesting Date, except as otherwise determined by the Committee in its sole discretion or as otherwise provided in Section 5 below or in any other agreement between Recipient and the Company or an Affiliate.

Percentage of Award Vested on
Vesting Date	Vesting Date

Grant Date	0%
First Anniversary of Grant Date, or if earlier, immediately prior to the next annual meeting of stockholders of the Company	100%
SECTION 4. Receipt of Shares.
(a) No Deferral Election. If the Recipient does not elect to defer receipt of Shares in respect of the RSUs in accordance with Section 4(b), the Company will issue Shares in respect of the RSUs within 30 days after the date the RSUs become vested in accordance with Section 3 or 5, as applicable.
(b) Deferral Election. Prior to the date hereof, the Participant may irrevocably elect to defer receipt of the RSUs in accordance with procedures established by the Committee. If the Participant makes such deferral election, the RSUs shall be credited to a bookkeeping account in the name of the Recipient on the books and records of the Company (the “Deferral Account”). Within thirty (30) days after the record date for any cash dividend paid by the Company with respect to Shares that occurs on or after the Vesting Day specified in Section 3, the Recipient’s Deferral Account shall be credited with the number of additional Units determined by dividing (i) the product of the total number of RSUs credited to the Recipient’s Deferral Account as of the record date for such dividend multiplied by the per share amount of the dividend by (ii) the Fair Market Value of a Share on such record date (the “Dividend Units”). Dividend Units shall be immediately one hundred percent (100%) vested when credited to the Recipient’s Deferral Account. The Company will issue Shares in respect of the vested RSUs credited to the Recipient’s Deferral Account, including any Shares represented by Dividend Units credited to the Recipient’s Deferral Account, to the Recipient within 90 days after the termination of the Recipient’s Relationship. The form of payment shall be one share of the Company’s Common Stock for each whole vested RSU credited to the Recipient’s Deferral Account and cash for any fractional vested RSU. Distribution shall be made in a single sum payment of Shares and cash.

SECTION 5. Termination of Relationship. Unless the Committee determines otherwise, and except as otherwise provided in any other agreement between Recipient and the Company or an Affiliate, Recipient’s rights with respect to any unvested RSUs awarded under this Award Agreement, including any payments or benefits related thereto, shall terminate upon the termination of Recipient’s Relationship; provided, however, that RSUs shall become fully vested as of the date of such death or Disability; and provided further, however, that for any other termination of Recipient’s Relationship, the RSUs shall become vested pro rata (based on the number of days between the Grant Date and the date of termination of Recipient’s Relationship divided by 365 days).
SECTION 6. No Rights as a Stockholder. Prior to the receipt of Shares in respect of the RSUs as provided in Section 4, the Recipient shall not be entitled to exercise any voting rights with respect to such RSUs and shall not be entitled to receive dividends or other distributions with respect thereto.
SECTION 7. Non-Transferability of RSUs. Neither the RSUs nor any interest in the Recipient’s Deferral Account may be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of this Section 7 shall be void.
SECTION 8. Tax Matters, Consents and Legends.
(a) Tax Matters. The Company shall not withhold or deduct from any amounts payable to Recipient under this Award Agreement any amounts in respect of income taxes or other employment taxes of any other nature on Recipient’s behalf. Recipient shall be solely responsible for the payment of any Federal, state, local or other applicable taxes in respect of the amounts payable to Recipient under this Award Agreement.
(b) Consents. Recipient’s rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable. Such consents may include, without limitation, Recipient’s (i) consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) consenting to the waiver of any data privacy rights Recipient may have with respect to such information and (iii) authorizing the Company and any Affiliate to store and transmit such information in electronic form.
(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which Recipient may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.
SECTION 9. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
SECTION 10. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 11. Dispute Resolution.
(a) Jurisdiction and Venue. Notwithstanding any provision in an employment or other agreement between Recipient and the Company or an Affiliate, Recipient and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. Recipient and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. Recipient and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Recipient has submitted to jurisdiction in this Section 11(a). Recipient and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (i) the United States District Court for the District of Delaware or (ii) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
(b) Waiver of Jury Trial. Recipient and the Company hereby waive, to the fullest extent permitted by applicable law, any right either may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.
(c) Confidentiality. Recipient hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 11, except that Recipient may disclose information concerning such dispute to the court that is considering such dispute or to Recipient’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 12. Notice.
(a) Written Notices. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	Pike Electric Corporation
100 Pike Way
Mt. Airy, NC 27030
Attn: General Counsel

If to Recipient:

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.
(b) Electronic Notices. Notwithstanding any other provision of this Section 12, the Committee may, in its sole discretion, decide to deliver any documents related to this Award or future Awards that may be granted under the Plan by electronic means or request Recipient’s consent to participate in the Plan by electronic means. Recipient hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Committee or another third party designated by the Committee.
SECTION 13. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.
SECTION 14. Beneficiary Designation. By executing and returning a Beneficiary Designation Form, Recipient may designate a beneficiary to receive payment in connection with the Award in the event of Recipient’s death while in service with the Company or an Affiliate. If Recipient does not designate a beneficiary or if Recipient’s designated beneficiary does not survive Recipient, then Recipient’s beneficiary will be Recipient’s estate. Any Beneficiary designation must be made on a form approved by the Committee and is effective only upon receipt by the Committee.

SECTION 15. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair Recipient’s rights under this Award Agreement shall not to that extent be effective without Recipient’s consent. Notwithstanding the preceding sentence, this Award Agreement and the RSUs shall be subject to the provisions of Section 7 of the Plan, including being subject to amendment by the Company by action of the Board or the Committee without the consent of Recipient for purposes of maintaining compliance with Section 409A of the Code.
SECTION 16. Severability. In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Award Agreement, together with the Plan, constitutes the final understanding between Recipient and the Company regarding the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded. No statement, representation, warranty, covenant or agreement not expressly set forth in this Award Agreement shall affect or be used to interpret, change or restrict, the express terms and provisions of this Award Agreement; provided, however, that in any event this Award Agreement shall be subject to and governed by the Plan.
SECTION 17. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signatures on next page]

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

RECIPIENT:

Name:

PIKE ELECTRIC CORPORATION

By:

	Name:	J. Eric Pike
	Title:	Chairman, CEO & President